U.S. SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                FORM 12b-25

                        NOTIFICATION OF LATE FILING

                                 1-12635
                           (SEC File Number)

                               699071 10 6
                              CUSIP Number

(Check one): Form 10-K [X] Form 20-F  [_] Form 11-K  [_] Form 10-Q [ ]
	     Form 10-D [_] Form N-SAR [_] Form N-CSR [_]


                 For Period Ended:   DECEMBER 31, 2008

                 [_]  Transition Report on Form 10-K
                 [_]  Transition Report on Form 20-F
                 [_]  Transition Report on Form 11-K
                 [ ]  Transition Report on Form 10-Q
                 [_]  Transition Report on Form N-SAR

                 For the Transition Period Ended:

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
 VERIFIED ANY INFORMATION CONTAINED HEREIN.


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION

                    PARADISE MUSIC & ENTERTAINMENT, INC.
               (Exact name of registrant as specified in its charter)

                        (Former Name if Applicable)

                   1365 N. Courtenay Parkway, Suite A
                  Address of principal executive office
                          (Street and Number)

                         Merritt Island, FL 32953
                        (City, state and Zip Code)

                        409 Brevard Avenue, Suite 7
                              Cocoa, FL 32922

                (Former Address, if changed since last filing)






?
PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

(a)	The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

(b)	The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

(c)	The accountant's statement or other exhibit required by Rule
12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why Form 10-K could not be filed within the prescribed time period.

Registrant is unable to complete the preparation of its financial statements in time to complete the report on Form 10-K on a timely basis because it moved its principal offices on March 25, 2009 and needs more time to complete the filing.

PART IV-- OTHER INFORMATION

(1)	Name and telephone number of person to contact in regard to this notification

Robert Hipple             321                    452-9091
_______________        _________          _________________
(Name)                  (Area Code)         (Telephone Number)

(2)	Have all other periodic reports required under Section 13 or 15(d)
of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?

If answer is no, identify report(s).                      [X] Yes [_] No

(3)	Is it anticipated that any significant change in results of
operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

	                                                    [_] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                    AMERICAN POST TENSION, INC.
           (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                    Paradise Music & Entertainment, Inc.

Date: March 30, 2009			By: /s/ Richard P. Rifenburgh
                                     ---------------------
                                   Name: Richard P. Rifenburgh
                                         Chairman